Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
David Green	Chane Graziano	Bryce Chicoyne
President	CEO	CFO
dgreen@harvardbioscience.com	cgraziano@harvardbioscience.com	bchicoyne@harvardbioscience.com
Harvard Bioscience, Inc.

84 October Hill Road

Holliston, MA 01746
Tel: 508 893 8999
Fax: 508 429 8478

HBIO Reports Third Quarter and Year-to-Date Results

Holliston, MA, October 28, 2004 / - - Harvard Bioscience, Inc. (Nasdaq: HBIO), today reported financial highlights for the three and nine month periods ended September 30, 2004.

Revenues for the three months ended September 30, 2004 were $23.2 million, an increase of 10% over revenues of $21.1 million for the three months ended September 30, 2003.  Net income, as measured under U.S. generally accepted accounting principles (“GAAP”), for the quarter ended September 30, 2004 was $957,000 or $0.03 per basic and diluted share, compared to net income of $986,000, or $0.03 per basic and diluted share, for the quarter ended September 30, 2003.  Adjusted net income of $1.5 million for the quarter ended September 30, 2004 decreased approximately 13% compared to $1.8 million for the same quarter in 2003.  Adjusted net income of $0.05 per diluted share, for the quarter ended September 30, 2004 decreased approximately 17% compared to $0.06 per diluted share for the same quarter in 2003.

Revenues for the nine months ended September 30, 2004 were $67.8 million, an increase of 8% over revenues of $62.9 million for the same period in 2003.  GAAP net income for the nine months ended September 30, 2004 was $1.2 million, or $0.04 per diluted and basic share, compared to net income of $2.5 million, or $0.08 per diluted and basic share, for the same period in 2003.  Adjusted net income of $3.4 million, or $0.11 per diluted share, for the nine months ended September 30, 2004 decreased approximately 33% compared to $5.2 million, or $0.17 per diluted share, for the nine months ended September 30, 2003.

The following table reconciles the adjusted results to our U.S. GAAP results.

HARVARD BIOSCIENCE, INC.

RECONCILIATION OF ADJUSTED NET INCOME TO U.S. GAAP NET INCOME

(In thousands, except per share data unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003

Adjusted net income	$1,527	$1,764	$3,441	$5,160
Stock compensation expense	51	121	134	402
Amortization of intangibles	544	578	2,556	1,931
Fair value adjustment to cost of product sales	218	127	644	665
Arbitration award and certain related costs	—	(25)	—	790
Income tax benefit	(243)	(23)	(1,097)	(1,135)
GAAP net income	$957	$986	$1,204	$2,507

Weighted average common shares diluted	30,831	30,948	31,187	30,513
Adjusted net income per share	$0.05	$0.06	$0.11	$0.17
GAAP net income per share	$0.03	$0.03	$0.04	$0.08

“Although revenues and earnings per share for the third quarter of 2004 were considerably better than the first and second quarters, 2004 has been a very disappointing year thus far.  However, I am still very optimistic about our future for the following reasons” said Chane Graziano, CEO of Harvard Bioscience:

•      “the life science market continues to strengthen;

•      we are seeing strong growth in some of our core product lines such as animal physiology products, cell biology products and plate readers;

•      we are seeing excellent results from three of our recent acquisitions: BTX, Hoefer and KD Scientific;

•      we have taken the necessary steps to return our Genomic Solutions subsidiary to profitability on its current run rate of revenues.  We accomplished this by reducing the cost structure by $3.6 million on an annualized basis.  Adjusted gross profit margin has improved from 43.6% in the first quarter of 2004 to 50.5% in the third quarter of 2004 with further improvements expected in the fourth quarter and in 2005 as we get the full impact of the changes we are making. Please refer to Exhibit #6 for a reconciliation of adjusted gross profit margin to U.S. GAAP gross profit margin for our Genomic Solutions subsidiary.;

•      we have strengthened the HBIO management structure by promoting Sue Luscinski, our former CFO, to the newly created corporate position of Chief Operating Officer to improve our visibility into the day to day operations of each of our subsidiaries and to focus on operational improvements and lead financial and operational due diligence in future acquisitions.”

“All of these facts combined create an expectation of improved revenues and profitability going forward.  However, the revenue trend at Genomic Solutions continues to track lower than we expected.  In addition, external costs for preparing to comply with Sarbanes-Oxley regulations are much higher than we originally expected.  This cost could exceed $1 million this year or roughly $0.02 per share.   Because of the revenue uncertainty at Genomic Solutions and these increased costs, our guidance for the fourth quarter of 2004 is now $24 million to $27 million in revenue and adjusted earnings of $0.06-$0.09 per diluted share.”  Please refer to Exhibit #5 for a reconciliation of estimated adjusted E.P.S. to U.S. GAAP E.P.S. forecasts.

Revenues for the third quarter of 2004 grew 10% from the same quarter in 2003 after favorable foreign exchange effects.  Excluding favorable foreign exchange effects of approximately $1.0 million, revenues for the third quarter of 2004 grew 5% from the same period in 2003.  Revenues for the nine months ended September 30, 2004 grew 8% from the same period in 2003 after favorable foreign exchange effects.  Excluding favorable foreign exchange effects of approximately $3.1 million, revenues for the nine months ended September 30, 2004 grew 3% from the same period in 2003.  The favorable foreign exchange effects for the quarter and year to date are due primarily to the strengthening of the British pound sterling and the Euro against the US dollar.

Cost of product sales for the third quarter of approximately $11.8 million for 2004 and $10.7 million for 2003 resulted in a 49% gross margin as a percentage of total revenues in both the third quarter of 2004 and 2003. For the third quarter of 2004 approximately $218,000 of the cost of product sales was related to fair value adjustments to inventory which were based on final purchase price allocations completed during the quarter for our recently acquired BioRobotics, Hoefer and KD Scientific businesses.  For the third quarter of 2003 approximately $127,000 of the cost of product sales was related to fair value adjustments to inventory and backlog for products which were shipped in the third quarter of 2003 and acquired as a result of the Genomic Solutions, BTX, GeneMachines and BioRobotics acquisitions.  Excluding these fair value adjustments, gross margin as a percentage of total revenues was 50% for the three month periods ended September 30, 2004 and 2003.

Cost of product sales for the nine months ended September 30, 2004 and 2003 of approximately $34.5 million and $31.2 million, respectively, resulted in a gross margin as a percentage of total revenues of 49% and 50% for the nine months ended September 30, 2004 and 2003, respectively.  The decrease in gross margin in the first nine months of 2004 compared to the same period in 2003 is largely due to a gross margin drop at our Genomic Solutions subsidiary in the nine months ended September 30, 2004. The gross margin percent drop was primarily due to lower sales and production volumes.  For the nine months ended September 30, 2004 and 2003, excluding fair value adjustments included in cost of product sales related to acquisitions of $644,000 and $665,000 respectively, gross margin as a percentage of total revenues was 50% and 51%, respectively.

Research and development expense was $1.9 million for the third quarter of 2004 compared to $1.6 million for the same period in 2003.  For the nine months ended September 30, 2004, research and development expense increased approximately $609,000 to $5.3 million from $4.7 million in 2003.  The increases for the third quarter and nine months ended September 30, 2004, were due primarily to acquisitions made since the third quarter of 2003.

Marketing and selling expense was $3.8 million for the quarter ended September 30, 2004 relatively unchanged from the same period in 2003.  The unchanged marketing and selling expense was the net effect of increased marketing and selling expense from the acquisitions made since the third quarter of 2003 partially offset by marketing and selling expense reductions at Genomic Solutions due to the closure of the Japanese sales office in early 2004.  As a percentage of total revenues, marketing and selling expense for the quarter was 16% compared to approximately 18% for the same quarter in 2003.  For the nine months ended September 30, marketing and selling expense increased approximately $1.1 million to $12.4 million in 2004 from $11.3 million in 2003 due to acquisitions made since the third quarter of 2003 partially offset by the closure of the Japanese sales office. As a percentage of total revenues, marketing and selling expense for the nine months ended September 30, was 18% for both periods in 2004 and 2003.

General and administrative expenses for the quarter of $3.4 million increased approximately $795,000 from $2.6 million in the third quarter of 2003.  The increase is primarily attributable to additional costs for Sarbanes-Oxley compliance and acquisitions made since the third quarter of 2003.  As a percentage of revenues, general and administrative expense for the quarter ended September 30 was approximately 15% and 12% for 2004 and 2003, respectively.  For the nine months ended September 30, 2004, general and administrative expense increased $2.2 million to $10.5 million from $8.3 million in the nine months ended September 30, 2003.  Approximately $0.5 million of this increase is due to restructuring costs at our Genomic Solutions, Biochrom and Warner Instruments subsidiaries.  The remaining increase is primarily due to acquisitions made in 2003 and 2004 and additional costs for Sarbanes-Oxley compliance. As a percentage of revenues, general and administrative expense for the nine months ended September 30, increased to 15% in 2004 from 13% in 2003.

Stock compensation expense was approximately $51,000 for the third quarter of 2004 compared to $121,000 for the same period in 2003.  For the nine months ended September 30, 2004, stock compensation expense was approximately $134,000 compared to $402,000 for the nine months ended September 30, 2003.

The expense for amortization of intangibles for the three and nine months ended September 30, 2004 was approximately $544,000 and $2.6 million, respectively, compared to $578,000 and $1.9 million for the same periods in 2003.  The decrease for the three months ended September 30, 2004 is related to adjustments to amortization expense based on the final purchase price allocations completed during the quarter for our recent acquisitions of BioRobotics, Hoefer, and KD Scientific. The increase for the nine months ended September 30, 2004 is directly related to acquisitions, net of the final purchase price allocation adjustments outlined above, which were made since the third quarter of 2003.

Net interest expense for the three and nine months ended September 30, 2004 was approximately $171,000 and $443,000, respectively, compared to $62,000 and $88,000 for the three and nine months ended September 30, 2003.  The increase in net interest expense for the three and nine months ended September 30, 2004 is primarily the result of the company using cash and interest bearing debt from late in the first quarter of 2003 and into 2004 to fund acquisitions.

Gains from foreign exchange were approximately $39,000 for the quarter ended September 30, 2004 compared to a gain of approximately $291,000 for the same period in 2003.  For the nine months ended September 30, 2004 loss from foreign exchange was $129,000 compared to a gain of $261,000 for the same period in 2003.  The decrease for the third quarter and the nine months ended September 30, 2004 is primarily the result of currency fluctuations on net payables and receivables between our subsidiaries.

Other expense for the nine months ended September 30, 2003 included approximately $790,000 in charges related to the settlement of an arbitration award in favor of the former shareholders of our subsidiary Union Biometrica.

HBIO ended the quarter with cash and cash equivalents of $11.6 million, an increase of approximately $3.4 million since December 31, 2003 primarily driven by positive operating cash flow.  HBIO ended the quarter with approximately $17.7 million drawn against its credit facility, an increase of approximately $5.0 million since December 31, 2003.  Borrowings of $6.65 million under the credit facility were used to fund the acquisition of KD Scientific in March 2004.  During the quarter ended September 30, 2004, $0.4 million of cash was used to pay down our credit facility.

As previously announced, management will host a conference call regarding third quarter results which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. web site.  The conference call will begin at 8:30 AM Eastern Time on Friday, October 29, 2004.  To listen to the conference call, log on to our website at: www.harvardbioscience.com, click on the Presentations & Webcasts button and then click on the web cast icon.  Any material financial and other statistical information presented on the call which is not included in our earnings release, as well as our earnings release, is available on our website by clicking on the Press Releases button.  If you are unable to listen to the live web cast, the call, this press release and any related financial or statistical information will be archived on our web site by clicking on the Press Releases button or Earnings Call icon, as appropriate.  The live conference call can also be accessed by dialing 800-901-5213 and referencing the pass code of “49967338”.

Use of Non-GAAP Financial Information

We believe that it is useful to investors to present both the adjusted results for the Company as well as the GAAP results for the Company, as the adjusted results approximate how we measure the operating results of the Company internally.  Historically, adjusted results exclude, acquired in-process research and development expense, amortization of intangibles related to acquisitions, fair value adjustments of inventory and backlog related to acquisitions, restructuring expenses and stock compensation expense, all net of tax.  These expenses result primarily from purchase accounting or from events that are not related to the underlying operations of the business.  Therefore, we believe the presentation of the adjusted results provides investors with an enhanced understanding of the business.  Tabular reconciliations of the three and nine months ended September 30, 2004 and 2003 adjusted results to GAAP results and the three months ending March 31, June 30 and September 30, 2004 adjusted gross profit margin to U.S. GAAP gross profit margin for our Genomic Solutions subsidiary are included in this press release.

The financial information provided in the adjusted presentation should be considered in addition to, not as a substitute for the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer and marketer of a broad range of specialized products, primarily scientific instruments, used to accelerate drug discovery research at pharmaceutical and biotechnology companies, universities and government laboratories.  HBIO sells its products to thousands of researchers in 100 countries though its direct sales force, a 1,100-page catalog, various specialty catalogs and through its distributors, including GE Healthcare (formerly Amersham Biosciences), Fisher Scientific and ColeParmer. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, Austria and Belgium with sales facilities in France and Canada.

The statements made in this press release or on our conference call that are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.  Forward-looking statements include, but are not limited to, statements or inferences about the Company’s or management’s beliefs or expectations, the Company’s anticipated future revenues and earnings, the strength of the Company’s market position and business model, the impact of acquisitions, the outlook for the life sciences industry, the Company’s business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company’s products, and the Company’s plans, objectives and intentions that are not historical facts.  In particular, there is a risk that the Company will not generate revenues, earnings or operating margins that management anticipates, the Company may not achieve its expected GAAP or adjusted  results for 2004 or 2005, and that the Company may not be able to successfully implement its action plan at Genomic Solutions and achieve the expected results There is also a risk that the Company will not be able to identify acquisition candidates or raise sufficient capital to consummate potential acquisitions. Other factors that may cause the Company’s actual results to differ materially from those in the forward-looking statements include the Company’s failure to successfully integrate acquired businesses or technologies, expand its product offerings, introduce new products or commercialize new technologies or unanticipated costs relating to acquisitions, decreased demand for the Company’s products due to changes in its customers’ needs, financial position, general economic outlook, or other circumstances, plus factors described under the heading “Important Factors That May Affect Future Operating Results” in the Company’s Annual Report on Form 10K for the fiscal year ended December 31, 2003 and the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2004 and June 30, 2004 or described in the Company’s other public filings.  The Company’s results may also be affected by factors of which the Company is not currently aware.  The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066.  Press releases may be found on our web site, http://www.harvardbioscience.com.

EXHIBIT #1

HARVARD BIOSCIENCE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September, 30		September 30,
	2004	2003	2004	2003

Revenues	$23,223	$21,108	$67,849	$62,934
Costs and Expenses:
Cost of product sales	11,818	10,671	34,525	31,241
Research and development expenses	1,894	1,615	5,310	4,701
Marketing & selling expenses	3,822	3,810	12,395	11,304
General & administrative expenses	3,416	2,621	10,479	8,322
Stock compensation expense	51	121	134	402
Amortization of intangible assets	544	578	2,556	1,931
Total costs and expenses	21,545	19,416	65,399	57,901

Income from operations	1,678	1,692	2,450	5,033

Other income (expense)
Interest income	28	12	134	110
Interest expense	(199)	(74)	(577)	(198)
Foreign currency gain (loss)	39	291	(129)	261
Other income (expense)	(23)	20	(90)	(844)
Total other income (expense) net	(155)	249	(662)	(671)

Income before income taxes	1,523	1,941	1,788	4,362
Income tax expense	(566)	(955)	(584)	(1,855)
Net income	$957	$986	$1,204	$2,507
Net income per share
Basic	$0.03	$0.03	$0.04	$0.08
Diluted	$0.03	$0.03	$0.04	$0.08
Weighted average common shares
Basic	30,313	29,941	30,240	29,912
Diluted	30,831	30,948	31,187	30,513

EXHIBIT #2

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(In thousands, unaudited)

	September 30,	December 31,
	2004	2003

Assets
Cash and cash equivalents	$11,593	$8,223
Trade receivables	16,856	19,075
Inventories	24,815	24,679
Property, plant and equipment	6,709	6,746
Goodwill and other intangibles	69,340	64,553
Other assets	5,196	5,153
Total assets	$134,509	$128,429

Liabilities
Total current liabilities	$13,341	$15,596
Total liabilities	33,159	29,551
Stockholders’ equity	101,350	98,878
Total liabilities and stockholders’ equity	$134,509	$128,429

EXHIBIT #3

HARVARD BIOSCIENCE, INC.

ADJUSTED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data, unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003

Revenues	$23,223	$21,108	$67,849	$62,934
Costs and Expenses:
Cost of product sales (1)	11,600	10,544	33,881	30,576
Research and development expenses	1,894	1,615	5,310	4,701
Marketing and selling expenses	3,822	3,810	12,395	11,304
General & administrative expenses	3,416	2,621	10,479	8,322
Total costs and expenses (1) (2)	20,732	18,590	62,065	54,903

Income from operations (1) (2)	2,491	2,518	5,784	8,031

Other income (expense)
Interest income	28	12	134	110
Interest expense	(199)	(74)	(577)	(198)
Foreign currency gain (loss)	39	291	(129)	261
Other expense (3)	(23)	(5)	(90)	(54)
Total other income (expense) net (3)	(155)	224	(662)	119

Income before income taxes (1) (2) (3)	2,336	2,742	5,122	8,150
Income tax (expense) (4)	(809)	(978)	(1,681)	(2,990)
Adjusted net income (1) (2) (3) (4)	$1,527	$1,764	$3,441	$5,160
Adjusted net income per share (1) (2) (3) (4) Diluted	$0.05	$0.06	$0.11	$0.17

Weighted average common shares diluted	30,831	30,948	31,187	30,513

(1)

EXCLUDES FAIR VALUE ADJUSTMENTS FOR INVENTORY AND BACKLOG ACQUIRED OF $218 AND $644 RESPECTIVELY FOR BIOROBOTICS, HOEFER AND KD SCIENTIFIC FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2004 AND OF $127 AND $665 RESPECTIVELY FOR GENOMIC SOLUTIONS, BTX, GENEMACHINES AND BIOROBOTICS FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2003.

(2)	EXCLUDES FAIR VALUE ADJUSTMENTS NOTED IN (1) ABOVE, STOCK COMPENSATION EXPENSE AND AMORTIZATION OF INTANGIBLE ASSETS FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2003 AND 2004.
(3)

EXCLUDES A $25 FAVORABLE ADJUSTMENT AND A NET CHARGE OF $790 FOR CERTAIN COSTS RELATED TO AN ARBITRATION AWARD IN FAVOR OF THE FORMER SHAREHOLDERS OF UNION BIOMETRICA FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2003

(4)

EXCLUDES TAX BENEFIT RELATED TO ITEMS DESCRIBED IN NOTES 1 AND 2 OF $243 AND $1.1M RESPECTIVELY FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2004 AND $23 AND $1.1M FOR THE THREE AND NINE MONTH PERIODS ENDED SEPTEMBER 30, 2003 RESPECTIVELY.

EXHIBIT #4

HARVARD BIOSCIENCE, INC.

RECONCILIATION OF ADJUSTED NET INCOME TO U.S. GAAP NET INCOME

(In thousands, except per share data unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2004	2003	2004	2003

Adjusted net income	$1,527	$1,764	$3,441	$5,160
Stock compensation expense	51	121	134	402
Amortization of intangibles	544	578	2,556	1,931
Fair value adjustment to cost of product sales	218	127	644	665
Arbitration award and certain related costs	—	(25)	—	790
Income tax benefit	(243)	(23)	(1,097)	(1,135)
GAAP net income	$957	$986	$1,204	$2,507

Weighted average common shares diluted	30,831	30,948	31,187	30,513
Adjusted net income per share	$0.05	$0.06	$0.11	$0.17
GAAP net income per share	$0.03	$0.03	$0.04	$0.08

EXHIBIT #5

HARVARD BIOSCIENCE, INC.

RECONCILIATION OF ESTIMATED ADJUSTED E.P.S TO U.S. GAAP E.P.S.

(Per diluted share amounts, unaudited)

	Three Months Ended			Twelve Months Ended
	December 31, 2004			December 31, 2004

Adjusted net income	$0.06	-	$0.09	$0.17	-	$0.20
Less:
Stock compensation expense	0.00	-	0.00	0.01	-	0.01
Amortization of intangibles	0.03	-	0.03	0.11	-	0.11
Fair value adjustments	0.00	-	0.00	0.02	-	0.02
Income tax benefit	(0.01)	-	(0.01)	(0.05)	-	(0.05)
GAAP net income	$0.04	-	$0.07	$0.08	-	$0.11

EXHIBIT #6

HARVARD BIOSCIENCE, INC.

RECONCILIATION OF GENOMIC SOLUTIONS CONSOLIDATED GROSS MARGIN PERCENTAGE

(unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,	Three Months Ended September 30,
	2004	2004	2004

Adjusted gross margin percentage	43.6%	48.0%	50.5%
Fair value adjustments	2.5%	0.7%	3.8%
GAAP gross margin percentage	41.1%	47.3%	46.7%